Form 10-Q

Exhibit 10.1
SIXTH AMENDMENT

THIS SIXTH AMENDMENT (this "Sixth Amendment") is made and entered into as of January 29, 2018, by and between HUDSON 1740 TECHNOLOGY, LLC, a Delaware Limited Liability Company ("Landlord"), and NUTANIX, INC., a Delaware corporation ("Tenant").

RECITALS

A.
Landlord (as successor in interest to CA-1740 Technology Drive Limited Partnership, a Delaware limited partnership) and Tenant are parties to that certain lease dated August 5, 2013 (the "Original Lease"), as previously amended by that certain First Amendment dated October 9, 2013 ("First Amendment"), by that certain Second Amendment dated April 17, 2014 ("Second Amendment"), by that certain Third Amendment dated October 13, 2014 ("Third Amendment"), by that certain Fourth Amendment dated March 23, 2015 ("Fourth Amendment"), by that certain Fifth Amendment dated July 28, 2016 (the "Fifth Amendment"), and by that certain Confirmation Letter dated April 11, 2017 (as amended, the "Lease"). Pursuant to the Lease, Landlord has leased to Tenant space currently containing a total of approximately 148,325 rentable square feet (the "Premises") described as Suite Nos. 150, 200, 270, 280, 290, 310, 320, 400, 500, 510, 530 and 600 of the building commonly known as 1740 Technology Drive located at 1740 Technology Drive, San Jose, California 95110 (the "Building").

B.
The parties wish to expand the Premises (defined in the Lease) to include additional space containing approximately 8,475 rentable square feet described as Suite No. 210 on the second (2nd) floor of the Building and shown on Exhibit A attached hereto (the "Expansion Space"), on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Expansion.

1.1
Effect of Expansion. Effective as of the Expansion Effective Date (defined in Section 1.2 below), the Premises shall be increased from 148,325 rentable square feet to 156,800 rentable square feet on by the addition of the Expansion Space, and, from and after the Expansion Effective Date, the Existing Premises and the Expansion Space shall collectively be deemed the Premises. The term of the Lease for the Expansion Space (the "Expansion Term") shall commence on the Expansion Effective Date and, unless sooner terminated in accordance with the Lease, end on October 31, 2021. From and after the Expansion Effective Date, the Expansion Space shall be subject to all the terms and conditions of the Lease except as provided herein. Except as may be expressly provided herein, (a) Tenant shall not be entitled to receive, with respect to the Expansion Space, any allowance, free rent or other financial concession granted with respect to the Existing Premises, and (b) no representation or warranty made by Landlord with respect to the Existing Premises shall apply to the Expansion Space.

1.2
Expansion Effective Date. As used herein, "Expansion Effective Date" means February 16, 2018; provided, however, that if Landlord fails to deliver vacant possession of the Expansion Space to Tenant on or before the date described in the preceding clause as a result of any holdover or unlawful possession by another party or for any other reason, the Expansion Effective Date shall be the date on which Landlord delivers vacant possession of the Expansion Space to Tenant free from occupancy by any party; provided Tenant acknowledges that the existing tenant will be leaving its furniture and IT/Communications cabling in the Expansion Space. Any such delay in the Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Expansion Effective Date is delayed, the Expansion Term shall not be similarly extended.

1.3
Confirmation Letter. At any time after the Expansion Effective Date, Landlord may deliver to Tenant a notice substantially in the form of Exhibit B attached hereto, as a confirmation of the information set forth therein. Tenant shall execute and return (or, by written notice to Landlord, reasonably object to) such notice within five (5) days after receiving it.

2.	Base Rent. With respect to the Expansion Space during the Expansion Term, the schedule of Base Rent shall be as follows:

Period during Expansion Term	Annual Rate Per Square Foot (rounded to the nearest 100th of a dollar)	Monthly Base Rent
2/16/2018 - 8/31/2018	$39.55	$27,933.60*
9/1/2018 - 8/31/2019	$40.74	$28,771.61
9/1/2019- 8/31/2020	$41.96	$29,634.76
9/1/2020 - 8/31/2021	$43.22	$30,523.80
9/1/2021-10/31/2021	$44.52	$31,439.51
*Prorated to $12,969.17 for the partial month of February 2018 (13 days).
All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

Notwithstanding the foregoing, Base Rent for the Expansion Space shall be abated in the amount of $27,933.60 per month for the months of March, April, May, and June of 2018; provided, however, that if a Default exists when any such abatement would otherwise apply, such abatement shall be deferred until the date, if any, on which such Default is cured.

In addition, and notwithstanding the foregoing, Tenant's Share of the Expense Excess and the Tax Excess (as such terms are defined in Section 4.1 of the Original Lease) for the Expansion Space shall be abated in the estimated amount of $42.69 per month for the Expense Excess and $56.27 per month for the Tax Excess, for the months of March, April, May, and June of 2018; provided, however, that if a Default exists when any such abatement would otherwise apply, such abatement shall be deferred until the date, if any, on which such Default is cured.

3.
Additional Security Deposit. Upon Tenant's execution hereof, Tenant shall pay Landlord the sum of $31,439.51, which shall be added to and become part of the Security Deposit held by Landlord pursuant to Section 21 of the Original Lease. Accordingly, simultaneously with the execution hereof, the Security Deposit is hereby increased from $436,979.53 to $468,419.04.

4.	Tenant's Share. With respect to the Expansion Space during the Expansion Term, Tenant's Share shall be 4.0966%.

5.
Expenses and Taxes. With respect to the Expansion Space during the Expansion Term, Tenant shall pay for Tenant's Share of Expenses and Taxes in accordance with the terms of the Lease; provided, however, that, with respect to the Expansion Space during the Expansion Term, the Base Year for Expenses and Taxes shall be 2016.

6.	Condition of the Expansion Space.

6.1	Configuration and Condition of Expansion Space. Tenant acknowledges that it has inspected the Expansion Space and agrees to accept it in its existing configuration and condition (or in such other configuration and condition as any existing tenant of the Expansion Space may cause to exist in accordance with its lease), without any representation by Landlord regarding its configuration or condition and without any obligation on the part of Landlord to perform or pay for any alteration or improvement, except as may be otherwise expressly provided in this Sixth Amendment. Notwithstanding the foregoing, Landlord shall waive any rights it may have under its lease with the existing tenant of the Expansion Space to require such tenant to perform or pay for any removal or replacement of any leasehold improvements, furniture, and IT/Communications cabling systems, existing in the Expansion Space on the date hereof.

6.2	Responsibility for Improvements to Premises. Any improvements to the Expansion Space performed by Tenant shall be paid for by Tenant and performed in accordance with the terms of the Lease.

6.3
Package HVAC Units. In the event Tenant desires to utilize any existing dedicated heating, ventilation and air conditioning units ("Package Units") within the Expansion Space, or installs, as an Alteration, new Package Units within the Expansion Space, the plans and specifications for any Package Units shall be subject to Landlord's reasonable approval. If Tenant elects to utilize or install Package Units within the Expansion Space, Tenant shall also install, at Tenant's sole cost and expense, separate meters or at Landlord's option, sub-meters, in order to measure the amount of electricity furnished to such Package Units and Tenant shall be responsible for Landlord's actual cost of supplying electricity to such units as reflected by such meters or sub-meters, which amounts shall be payable on a monthly basis as Additional Rent. Tenant shall be responsible for maintenance and repair of the Package Units pursuant to Section 25.5 of the Lease and such units may be subject to removal by Tenant upon the expiration or earlier termination of the Lease pursuant to Section 25.5 of the Lease.

7.
Extension Option. Landlord and Tenant hereby acknowledge and agree that under the Lease, Tenant's lease of the Premises expires on March 31, 2021, and that under the Lease, as amended by this Sixth Amendment, Tenant's lease of the Expansion Space expires on October 31, 2021. Accordingly, in the event Tenant exercises right to further extend the term of the Lease for one (1) additional period of three (3) years under the terms and conditions of Section 6 of the Fifth Amendment (referencing Section 7 of the Fourth Amendment), such three (3)-year extension period shall run from April 1, 2021 through March 31, 2024 for the Premises and from November 1, 2021 through March 31, 2024 for the Expansion Space.

8.	Right of First Offer. The Right of First Offer with respect to the Expansion Space contained in Section 7.l(A)(ii) of the Fifth Amendment shall no longer apply.

9.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Sixth Amendment, the Lease shall be amended in the following additional respects.

9.1
Energy Usage. If Tenant (or any party claiming by, through or under Tenant) pays directly to the provider for any energy consumed at the Building, Tenant, promptly upon request, shall deliver to Landlord (or, at Landlord's option, execute and deliver to Landlord an instrument enabling Landlord to obtain from such provider) any data about such consumption that Landlord, in its reasonable judgment, is required for benchmarking purposes or to disclose to a prospective buyer, tenant or mortgage lender under any applicable law.

9.2
California Civil Code Section 1938. Pursuant to California Civil Code§ 1938, Landlord hereby states that the Expansion Space has not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code§ 55.52).

Accordingly, pursuant to California Civil Code § 1938(e), Landlord hereby further states as follows: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises".

In accordance with the foregoing, Landlord and Tenant agree that if Tenant requests a CASp inspection of the Expansion Space, then Tenant shall pay (i) the fee for such inspection, and (ii) the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Expansion Space.

9.3
The Suite 300 Must Take Space. Prior to the Suite 300 Expansion Effective Date, Landlord shall deliver to Tenant an amendment (the "Suite 300 Amendment") adding the Suite 300 Must Take Space to the Lease upon the same non-economic terms and conditions as applicable to the Premises, and the economic terms and conditions as provided in Section 12 of the Fifth Amendment. Tenant shall execute and deliver the Suite 300 Amendment to Landlord within 15 days after receiving it, but Tenant's lease of the Suite 300 Must Take Space shall be fully effective whether or not the Suite 300 Amendment is executed.

9.4
The Suite 550 Must Take Space. Prior to the Suite 550 Expansion Effective Date, Landlord shall deliver to Tenant an amendment (the "Suite 550 Amendment") adding the Suite 550 Must Take Space to the Lease upon the same non-economic terms and conditions as applicable to the Premises, and the economic terms and conditions as provided in Section 13 of the Fifth Amendment. Tenant shall execute and deliver the Suite 550 Amendment to Landlord within 15 days after receiving it, but Tenant's lease of the Suite 550 Must Take Space shall be fully effective whether or not the Suite 550 Amendment is executed.

10.
Surrender. Upon the expiration or earlier termination of the Lease, Tenant shall surrender possession of the Expansion Space to Landlord in accordance with the terms and conditions of Section 15 of the Original Lease. For avoidance of doubt, no leasehold improvements existing in the Expansion Space on the date of this Amendment shall be deemed to be Tenant-Insured Improvements that Tenant shall be required to remove under Section 8 of the Lease; provided Tenant shall be obligated to remove its furniture, and IT/Communications cabling, including, without limitation any such furniture and IT/Communications cabling originally belonging to the existing tenant referenced in Section 6.1 above.

11.
Parking. During the Expansion Term with respect to the Expansion Space, Tenant shall be entitled to use an additional thirty-two (32) unreserved parking spaces in the Parking Facility in accordance with the terms of the Lease.

12.
Contingency. The parties acknowledge and agree that this Sixth Amendment is contingent upon Landlord's negotiation and execution of a termination agreement on terms and conditions acceptable to Landlord with the current tenant of the Expansion Space on or before February 1, 2018.

13.	Miscellaneous.

13.1
This Sixth Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Sixth Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Tenant shall not be entitled, in connection with entering into this Sixth Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Sixth Amendment.

13.2	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

13.3	In the case of any inconsistency between the provisions of the Lease and this Sixth Amendment, the provisions of this Sixth Amendment shall govern and control.

13.4
Submission of this Sixth Amendment by Landlord is not an offer to enter into this Sixth Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Sixth Amendment until Landlord has executed and delivered it to Tenant.

13.5	Capitalized terms used but not defined in this Sixth Amendment shall have the meanings given in the Lease.

13.6
Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers in connection with this Sixth Amendment. Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Sixth Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

13.7	Landlord acknowledges that no Security Agreement (as defined in Article 17 of the Original Lease) exists on the date hereof.

13.8
This Sixth Amendment may be executed in any number of duplicate originals, all of which shall be of equal legal force and effect. Additionally, this Sixth Amendment may be executed in counterparts, but shall become effective only after each party has executed a counterpart hereof; all said counterparts when taken together, shall constitute the entire single agreement between the parties. This Sixth Amendment may be executed by a party's signature transmitted by portable document format ("pdf') or email or by a party's electronic signature (collectively, "pdf Signatures"), and copies of this Sixth Amendment executed and delivered by electronic means or originals of this Sixth Amendment executed by pdf Signature shall have the same force and effect as copies hereof executed and delivered with original wet signatures. All parties hereto may rely upon emailed or pdf Signatures as if such signatures were original wet signatures. Any party executing and delivering this Sixth Amendment by pdf or email shall promptly thereafter deliver a counterpart signature page of this Sixth Amendment containing said party's original signature. All parties hereto agree that a pdf or emailed signature page or a pdf Signature may be introduced into evidence in any proceeding arising out of or related to this Sixth Amendment as if it were an original wet signature page.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Sixth Amendment as of the day and year first above written.

LANDLORD:

HUDSON 1740 TECHNOLOGY, LLC,
a Delaware limited liability company

By: Hudson Pacific Properties, L.P., a Maryland limited partnership, its sole member

By:	Hudson Pacific Properties, Inc., a Maryland corporation,
its general partner

By: /s/ Mark T. Lammas

Name: Mark T. Lammas

Title: Chief Operating Officer, Chief Financial Officer and Treasurer.

TENANT:

NUTANIX, INC., a Delaware Corporation

BY: /s/ Duston Williams
Name: Duston Williams
Title: Chief Financial Officer

EXHIBIT "A"

THE EXPANSION SPACE
[GRAPHIC]

EXHIBIT "B"

CONFIRMATION LETTER

,20_

To:

Re: Office Lease (the "Lease") dated 20 , between
a ("Landlord"), and
a ("Tenant"), concerning Suite on
the floor of the building located at California.
Dear
In accordance with the Lease, Tenant accepts possession of the Premises and confirms the following:

1.	The Commencement Date is and the Expiration Date is

2.	The exact number of rentable square feet within the Premises is square feet, subject to Section 2.1.1 of the Lease.

3.	Tenant's Share, based upon the exact number of rentable square feet within the Premises, is %, subject to Section 2.1.1 of the Lease.

Please acknowledge the foregoing by signing all three (3) counterparts of this letter in the space provided below and returning two (2) fully executed counterparts to my attention.

"Landlord":

By:
Name:
Title:

Agreed and Accepted as of ,20 .

"Tenant":

By:
Name:
Title:

EXHIBIT"B"